February 8, 2008

Dear Shareholder:

The purpose of our letter today is to give you a progress report on the merger with PNC and the conclusion of the EFI investigation and restatement of our financials.

The Merger with PNC
Preparations are underway for the planned acquisition by PNC. In late January the Federal Reserve granted their approval for the merger and noted that the application would require no branch divestitures. This regulatory milestone followed approval from the appropriate state regulators.

The preliminary merger Registration Statement (on Form S-4) has been filed with the Securities and Exchange Commission (SEC). This very detailed document (over 200 pages) is available on either the SEC web site (www.SEC.gov) or the PNC web site (www.PNC.com). Once the SEC responds, each shareholder will be sent the final proxy statement/prospectus along with materials to allow you to vote your proxy, indicating your vote on the plan of the merger. As you will see in the proxy statement/prospectus, Sterling’s Board of Directors recommends that you vote for the merger. In addition, you will receive a second mailing that will allow you to make your merger consideration election. More detail on the documents you will receive is included on page two of this letter.

We ask that you prepare to review the proxy statement and election materials and send in your proxy promptly.
We have retained the firm of Georgeson, Inc. to act as proxy solicitor and information agent. Therefore, you may receive a phone call from a representative of that company reminding you to vote your shares in a timely manner. Georgeson will also be available to answer procedural questions regarding the transaction as described in the proxy statement/prospectus. Your proxy materials will contain a toll free phone number for Georgeson.

Results of the Independent Investigation and Restatement
The independent investigation commissioned by the Audit Committee of Sterling’s Board has been completed.
It was led by the law firm of Stradley Ronon Stevens & Young, who engaged the forensic accounting group of KPMG, one of the nation’s leading accounting firms. As you will read in the proxy statement/prospectus, the investigators were very thorough.

The investigators concluded that two of EFI’s senior officers, its chief operating officer and its executive vice president, with the assistance of a number of other EFI employees, certain customers, and other third parties, perpetuated a scheme that subverted virtually every aspect of EFI’s loan process, including its internal controls. This sophisticated scheme involved concealing credit delinquencies and falsifying financing contracts and related documents, all designed to defeat Sterling’s established internal controls and reporting systems.

These deceptive activities were limited to EFI. The investigators found no evidence that Sterling management or any non-EFI personnel were involved in or aware of the scheme, and no customer accounts in Sterling’s banks or other affiliates were affected.

Sterling is cooperating fully with appropriate federal authorities to support the ongoing criminal investigation.

The restatement of certain prior year financial reports made necessary by the fraud at EFI has also been completed. Sterling initially reported on May 24, 2007, that it expected to record a cumulative after-tax charge to the December 31, 2006, financial statements totaling approximately $145 million to $165 million. On November 14, 2007, Sterling reported that an additional cumulative after-tax charge of approximately $35 million may be necessary under generally accepted accounting principles. Sterling’s final after-tax charge is approximately
$200 million, consistent with the revised estimate announced in November. The restated financials for 2006 are included with the proxy statement/prospectus that you will receive soon.

Preparations for Voting Your Proxy
Your proxy card and voting instructions are expected to be sent to you shortly with your proxy statement. These documents provide important information and the process for voting your shares. While there will be a Special Shareholders Meeting held (the date will be indicated in your materials), the sole purpose of this meeting will be to vote on the merger. We anticipate a very short business meeting, with no presentations or food service. Therefore, the Sterling Board of Directors recommends that you vote for the merger by sending in your proxy.

Preparations for Electing Your Merger Consideration
Very soon after you receive your proxy materials, you will receive a separate mailing that contains your merger consideration election form. This document allows you to state your preference regarding how you will be paid for your Sterling shares, subject to allocation as described in the proxy statement/prospectus.

If you do not return your form of election and surrender your stock certificate(s) in a timely manner, you will not have made a proper merger consideration election. That means that you will receive cash, shares of PNC common stock, or a mixture of cash and shares of PNC common stock, based on what is available after giving effect to the valid elections made by other shareholders, as well as the proration adjustment described in the proxy statement/prospectus.

Locating your Certificates
If your shares are represented by paper stock certificates, you should locate them now. When you receive the merger consideration mailing, you will need to surrender the original certificates in order to receive the merger consideration of your choosing. If your shares are held in book-entry form, simply follow the instructions in the mailing when you receive it.

If you have lost your share certificates, please contact Sterling’s Shareholder Relations Officer immediately at
717-735-4066 to have replacement certificates issued. You may also contact American Stock Transfer and Company directly at 1-800-937-5449 to obtain replacement certificate information.

Thank you for being loyal Sterling shareholders.

Sincerely,

Glenn R. Walz, Chairman J. Roger Moyer, Jr., President and CEO

Additional Information About this Transaction

The PNC Financial Services Group, Inc. and Sterling Financial Corporation will be filing a proxy statement/prospectus and other relevant documents concerning the merger with the United States Securities and Exchange Commission (the “SEC”). WE URGE INVESTORS TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT/PROSPECTUS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain these documents free of charge at the SEC’s web site (www.sec.gov). In addition, documents filed with the SEC by The PNC Financial Services Group, Inc. will be available free of charge from Shareholder Relations at (800) 843-2206. Documents filed with the SEC by Sterling Financial Corporation will be available free of charge from Sterling Financial Corporation by contacting Shareholder Relations at (877) 248-6420.

The directors, executive officers, and certain other members of management and employees of Sterling Financial Corporation are participants in the solicitation of proxies in favor of the merger from the shareholders of Sterling Financial Corporation. Information about the directors and executive officers of Sterling Financial Corporation is set forth in the proxy statement for its 2007 annual meeting of stockholders, which was filed with the SEC on April 2, 2007. Additional information regarding the interests of such participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.